     For Immediate Release
     May 9, 2013

Aleris Reports First Quarter 2013 Results
CLEVELAND, Ohio – May 9, 2013 – Aleris Corporation today reported results for the three months ended March 31, 2013.

First Quarter Summary

▪	First quarter 2013 net income attributable to Aleris Corporation of $11 million and Adjusted EBITDA of $65 million

▪	Lower aerospace and automotive volumes

▪	Higher European regional plate and sheet volumes

▪	Continued pressure on scrap and metal spreads

▪	On track with all strategic growth projects, including the start-up of production in China

▪	Liquidity of $916 million (pro forma for dividend, $603 million) at March 31, 2013

Second Quarter Outlook

▪	Higher production and shipments in aerospace and automotive

▪	Seasonal ramp up of building and construction demand

▪	Realizing benefits from strategic growth projects

▪	Continued pressure on scrap and metal spreads

Aleris reported a $30 million, or 3 percent, reduction in revenues during the first quarter of 2013 compared to the prior year period and Adjusted EBITDA of $65 million compared to $80 million. Net income attributable to Aleris Corporation for the first quarter of 2013 was $11 million compared to $48 million for the first quarter of 2012.

“While pockets of soft demand and continued compression of metal spreads contributed to a sluggish start to the year, we saw demand strengthen late in the quarter, indicating a solid sequential improvement going into the second quarter,” Steve Demetriou, Aleris chairman and CEO said. “I am pleased with the first quarter’s successful start-up of our strategic growth initiatives, including our state-of-the-art aluminum rolling milling in Zhenjiang, China, our wide automotive body sheet expansion in Duffel, Belgium, and our wide coating facility in Ashville, Ohio. Production ramp up, equipment commissioning and customer qualification processes related to these projects are underway and remain on track.”

	For the three months ended
	March 31, 2013	March 31, 2012
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons invoiced	495	510
Revenue	$1,110	$1,141
Commercial margin	$421	$431
Segment income	$78	$97
Net income attributable to Aleris Corporation	$11	$48
Adjusted EBITDA	$65	$80

First Quarter 2013 Results
Adjusted EBITDA totaled $65 million for the first quarter of 2013 compared to $80 million for the first quarter of 2012. First quarter results were impacted by the following:

▪	productivity gains of $13 million, which more than offset inflation of $10 million;

▪
currency fluctuations, which increased Adjusted EBITDA by approximately $5 million due to the weakening of the U.S. dollar during the first quarter of 2012 and the strengthening of the U.S. dollar during the first quarter of 2013;

▪	lower overall volumes and a weaker mix of products sold, which decreased Adjusted EBITDA by $10 million;

▪	the continued reduction in specification alloy metal spreads caused by low aluminum prices and limited scrap availability, which reduced Adjusted EBITDA by approximately $9 million; and

▪	lower rolling margins for certain North American and European rolled products, which reduced Adjusted EBITDA by $5 million.
Net income attributable to Aleris Corporation for the first quarter of 2013 was $11 million compared to net income of $48 million for the first quarter of 2012. The $37 million reduction in net income resulted from the following:

▪	an $8 million increase in start-up expenses related to the Zhenjiang rolling mill, Ashville wide coating line and Duffel wide auto body sheet line;

▪	a $9 million increase in interest expense associated with the issuance of $500 million 7 7/8% senior notes in October 2012;

▪	an $8 million increase in depreciation and amortization expense as many of the Company’s capital investments were placed into operation during the quarter; and

▪	a reduction in Adjusted EBITDA as previously discussed.
Partially offsetting these unfavorable items was a $2 million favorable variation in metal price lag (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales, net of realized gains and losses from the Company’s hedging activities).
In the first quarter of 2013, cash used by operating activities totaled $56 million, as seasonal working capital builds and payments for restructuring items were only partially offset by cash from earnings. Cash on hand funded our capital expenditures of $97 million. We expect capital spending will decrease during the remainder of the year as spending on most of our strategic growth initiatives nears completion. Aleris had $916 million of liquidity at March 31, 2013, which consisted of $477 million of availability under the

ABL Facility plus $439 million of cash. On April 30, 2013, Aleris paid a dividend of $10 per share, or $313 million, out of the available cash on hand.
Rolled Products North America (“RPNA”)
RPNA’s segment income decreased to $23 million in the first quarter of 2013 from $26 million in the first quarter of 2012. Segment Adjusted EBITDA decreased to $23 million in the first quarter of 2013 from $25 million in the first quarter of 2012. Notable performance drivers included:

▪
lower overall volumes of 3 percent negatively impacted segment Adjusted EBITDA by $2 million. Lower building and construction volumes in the quarter offset higher distribution and transportation volumes. Building and constructions volumes were impacted by a slower start to the building season due to the persistent cold weather across the United States and the impact of a strike at a competitor last year;

▪	lower rolling margins on certain products to combat competition from import material impacted results by $2 million;

▪	productivity savings from the Aleris Operating System generated $4 million of savings, which more than offset $3 million of inflation in employee, paint and energy costs; and

▪	improved scrap spreads driven by a better overall inventory position at the start of the quarter increased segment Adjusted EBITDA by $1 million.
Segment income decreased by $3 million as a result of the factors that impacted segment Adjusted EBITDA as well as a $1 million unfavorable variance in metal price lag.
Rolled Products Europe (“RPEU”)
RPEU’s segment income decreased to $39 million in the first quarter of 2013 from $41 million in the first quarter of 2012. Segment Adjusted EBITDA decreased to $34 million in the first quarter of 2013 from $39 million in the first quarter of 2012. Notable performance drivers included:

▪	volumes were flat after adjusting for the Voerde cast house volumes and the shipment of semi-finished plate and sheet to Zhenjiang to support the mill’s start-up;

▪
a lower value-added product mix reduced segment Adjusted EBITDA by $3 million as aerospace volumes were down 3 percent versus 2012 mainly due to production issues in Koblenz, as a result of work done to assist in the start-up of the Zhenjiang rolling mill, which impacted shipment levels in the quarter. Additionally, global automotive volumes were 8 percent lower than 2012 due to sluggish order rates at the start of the quarter. Regional plate and sheet demand continued the recovery that began in the fourth quarter of 2012, increasing 9 percent from the prior year period;

▪	lower rolling margins for regional plate and sheet products negatively impacted the quarter by $2 million;

▪
inflation in energy and labor costs as well as higher customer claims resulting from production issues encountered in the manufacture of aerospace sheet more than offset productivity gains, resulting in a net reduction to segment Adjusted EBITDA of $4 million;

▪
partially offsetting these negative items was a $4 million positive variance associated with currency movements in the quarter. The strengthening of the U.S. dollar during the quarter resulted in gains on the translation of U.S. dollar working capital while a weakening U.S. dollar in the prior year period had the opposite effect; and

▪
segment Adjusted EBITDA per ton declined to $459 in the first quarter of 2013, excluding the shipments associated with the Voerde cast house assets and the Zhenjiang rolling mill, compared to $538 in the first quarter of 2012.

The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, partially offset by a $3 million favorable variance in metal price lag.
Rolled Products Asia Pacific (“RPAP”)
With the beginning of production and sales at the Zhenjiang rolling mill, we established Rolled Products Asia Pacific as a new operating segment in the first quarter of 2013. The segment sold approximately 140 tons of plate during the quarter, generating revenue of $1 million. Losses in excess of revenue and the profit recognized by the RPEU segment on the sale of semi-finished product are considered start-up expenses and, as a result, are not included in RPAP’s segment Adjusted EBITDA or segment income.
Extrusions
Extrusions’ segment income decreased to $3 million in the first quarter of 2013 from $6 million in the first quarter of 2012 and segment Adjusted EBITDA decreased to $2 million from $6 million. Volumes declined 6 percent as the weakness in the European economy continued and prolonged cold weather reduced demand for building and construction and engineered products.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA declined to $10 million in the first quarter of 2013 from $17 million in the first quarter of 2012. Notable performance drivers included:

▪
continued pressure on metal spreads resulting from the combination of lower selling prices caused by lower aluminum prices and higher scrap prices due to limited scrap availability reduced segment Adjusted EBITDA by $10 million;

▪	volumes declined 4 percent due to lower demand from the steel industry, as well as efforts to eliminate unprofitable volume and limit spot-priced sales in the current tight metal spread environment;

▪
productivity gains related to furnace and scrap optimization initiatives continued to contribute significantly to the segment’s performance, more than offsetting inflation. Productivity savings improved segment Adjusted EBITDA by $5 million; and

▪	segment Adjusted EBITDA per ton decreased to $48 in the first quarter of 2013 from $74 in the first quarter of 2012.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA decreased to $3 million in the first quarter of 2013 from $7 million in the first quarter of 2012. Notable performance drivers included:

▪
volumes declined 8 percent primarily as a result of a customer in-sourcing production of specification alloys as well as temporary production slow downs. Lower volumes reduced segment Adjusted EBITDA by $2 million; and

▪	segment Adjusted EBITDA per ton declined to $34 in the first quarter of 2013 from $66 in the first quarter of 2012.

Outlook
We estimate second quarter 2013 segment income and Adjusted EBITDA will exceed first quarter 2013 as a result of the typical seasonality of our business and increased demand from our higher value-added global automotive and aerospace market segments and the North American building and construction industry. On a year-over-year basis, we expect second quarter 2013 results to be lower than the prior year period as the negative impact of tighter scrap and metal spreads will begin to subside, but remain unfavorable, and our capital investments in Duffel and Ashville will begin to generate positive results.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 9, 2013 at 9:00 a.m. Eastern Daylight Time. Steven J. Demetriou, chairman and chief executive officer, and Sean M. Stack, executive vice president and chief financial officer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID #59159343. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements  include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations;

(17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring items, net, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions, except per share data)

	For the three months ended
	March 31, 2013	March 31, 2012
Revenues	$1,110.1	$1,140.5
Cost of sales	1,021.1	1,009.3
Gross profit	89.0	131.2
Selling, general and administrative expenses	61.6	63.9
Gains on derivative financial instruments	(9.1)	(2.1)
Other operating (income) expense, net	(0.2)	0.2
Operating income	36.7	69.2
Interest expense, net	21.0	11.7
Other (income) expense, net	(1.9)	0.1
Income before income taxes	17.6	57.4
Provision for income taxes	6.3	9.8
Net income	11.3	47.6
Net income attributable to noncontrolling interest	0.4	—
Net income attributable to Aleris Corporation	$10.9	$47.6

Net income available to common stockholders	$10.7	$47.2
Basic earnings per share	$0.35	$1.52
Diluted earnings per share	$0.34	$1.41

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2013	March 31, 2012

Segment income (loss):
RPNA	$23.5	$26.1
RPEU	38.5	41.1
RPAP	(0.3)	—
Extrusions	3.0	6.0
RSAA	10.4	16.7
RSEU	3.3	6.8
Total segment income	78.4	96.7

Depreciation and amortization	(27.2)	(19.5)
Corporate general and administrative expenses, excluding depreciation, amortization and start-up expenses	(11.3)	(17.1)
Interest expense, net	(21.0)	(11.7)
Unallocated gains on derivative financial instruments	10.2	10.9
Unallocated currency exchange gains	—	2.3
Start-up expenses	(11.4)	(3.7)
Other expense, net	(0.1)	(0.5)
Income before income taxes	$17.6	$57.4

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2013	March 31, 2012
Invoiced metric tons:
RPNA	95.0	97.7
RPEU (1)	89.5	72.7
RPAP	0.1	—
Extrusions	17.4	18.6
RSAA	217.2	226.4
RSEU	94.8	103.5
Intersegment shipments	(19.3)	(9.1)
Total invoiced metric tons	494.7	509.8

(1) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, metric tons were 73.3 for the three months ended March 31, 2013.

Revenues:
RPNA	$314.3	$325.1
RPEU	369.2	339.1
RPAP	0.7	—
Extrusions	89.0	95.4
RSAA	238.4	255.5
RSEU	155.7	154.4
Intersegment revenues	(57.2)	(29.0)
Total revenues	$1,110.1	$1,140.5

Segment commercial margin:
RPNA	$116.5	$118.5
RPEU	149.1	142.6
Extrusions	38.5	41.5
RSAA	69.8	78.2
RSEU	46.9	50.1
Total segment commercial margin	$420.8	$430.9

Segment commercial margin per metric ton:
RPNA	$1,225.8	1,212.8
RPEU	1,665.6	1,959.7
Extrusions	2,211.8	2,238.6
RSAA	321.5	345.5
RSEU	495.0	483.9

Segment Adjusted EBITDA:
RPNA	$23.4	$25.1
RPEU	33.6	39.1
RPAP	(0.3)	—
Extrusions	2.4	5.6
RSAA	10.4	16.7
RSEU	3.3	6.8
Corporate	(8.3)	(12.8)
Total Adjusted EBITDA	$64.5	$80.5

Segment Adjusted EBITDA per metric ton:
RPNA	$245.7	$256.8
RPEU (2)	375.9	537.6
RPAP	*	—
Extrusions	137.1	299.5
RSAA	48.0	73.7
RSEU	34.3	65.5
Aleris Corporation	130.4	157.9

(2) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, Adjusted EBITDA per metric ton was $459.2 for the three months ended March 31, 2013.
* Result is not meaningful.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$439.3	$592.9
Accounts receivable (net of allowances of $9.7 and $8.1 at March 31, 2013 and December 31, 2012, respectively)	481.0	384.0
Inventories	685.4	683.4
Deferred income taxes	12.9	12.9
Prepaid expenses and other current assets	36.2	26.3
Total Current Assets	1,654.8	1,699.5
Property, plant and equipment, net	1,087.6	1,077.0
Intangible assets, net	45.1	45.6
Deferred income taxes	36.8	36.8
Other long-term assets	64.8	59.3
Total Assets	$2,889.1	$2,918.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$373.6	$341.2
Accrued liabilities	251.9	302.4
Deferred income taxes	12.0	12.0
Current portion of long-term debt	10.2	9.0
Total Current Liabilities	647.7	664.6
Long-term debt	1,220.0	1,218.9
Deferred income taxes	9.8	8.8
Accrued pension benefits	251.5	258.2
Accrued postretirement benefits	50.7	52.0
Other long-term liabilities	74.6	75.9
Total Long-Term Liabilities	1,606.6	1,613.8
Redeemable noncontrolling interest	5.6	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,170,104 and 31,097,272 shares issued at March 31, 2013 and December 31, 2012, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	574.5	573.9
Retained earnings	132.9	122.1
Accumulated other comprehensive loss	(79.0)	(62.4)
Total Aleris Corporation Equity	628.7	633.9
Noncontrolling interest	0.5	0.2
Total Equity	629.2	634.1
Total Liabilities and Equity	$2,889.1	$2,918.2

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2013	March 31, 2012
Operating activities
Net income	$11.3	$47.6
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	27.2	19.5
Provision for deferred income taxes	1.0	3.2
Restructuring:
Charges	0.9	—
Payments	(10.7)	(1.8)
Stock-based compensation expense	2.7	2.6
Unrealized gains on derivative financial instruments	(10.3)	(10.9)
Currency exchange losses (gains) on debt	0.4	(1.7)
Amortization of debt issuance costs	1.9	1.6
Other non-cash gains, net	(2.1)	(0.7)
Changes in operating assets and liabilities:
Change in accounts receivable	(105.5)	(112.3)
Change in inventories	(14.1)	(37.2)
Change in other assets	(12.0)	1.2
Change in accounts payable	52.2	100.7
Change in accrued liabilities	1.5	(38.0)
Net cash used by operating activities	(55.6)	(26.2)
Investing activities
Payments for property, plant and equipment	(96.9)	(92.5)
Other	1.6	(4.7)
Net cash used by investing activities	(95.3)	(97.2)
Financing activities
Proceeds from China Loan Facility	0.2	17.7
Net proceeds from other long-term debt	0.6	0.7
Other	(2.3)	(0.1)
Net cash (used) provided by financing activities	(1.5)	18.3
Effect of exchange rate differences on cash and cash equivalents	(1.2)	2.8
Net decrease in cash and cash equivalents	(153.6)	(102.3)
Cash and cash equivalents at beginning of period	592.9	231.4
Cash and cash equivalents at end of period	$439.3	$129.1

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income Attributable to Aleris Corporation and
Cash Flows Used by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2013	March 31, 2012
Adjusted EBITDA	$64.5	$80.5
Unrealized gains on derivative financial instruments	10.3	10.9
Impact of recording assets at fair value through fresh-start and purchase accounting	—	0.3
Restructuring charges	(0.9)	—
Currency exchange (losses) gains on debt	(0.5)	1.7
Stock-based compensation expense	(2.7)	(2.6)
Start-up expenses	(11.4)	(3.7)
Favorable metal price lag	5.6	3.1
Other	0.5	(1.6)
EBITDA	65.4	88.6
Interest expense, net	(21.0)	(11.7)
Provision for income taxes	(6.3)	(9.8)
Depreciation and amortization	(27.2)	(19.5)
Net income attributable to Aleris Corporation	10.9	47.6
Net income attributable to noncontrolling interest	0.4	—
Net income	11.3	47.6
Depreciation and amortization	27.2	19.5
Provision for deferred income taxes	1.0	3.2
Restructuring charges, net of payments	(9.8)	(1.8)
Stock-based compensation expense	2.7	2.6
Unrealized gains on derivative financial instruments	(10.3)	(10.9)
Currency exchange losses (gains) on debt	0.4	(1.7)
Amortization of debt issuance costs	1.9	1.6
Other non-cash gains, net	(2.1)	(0.7)
Change in operating assets and liabilities:
Change in accounts receivable	(105.5)	(112.3)
Change in inventories	(14.1)	(37.2)
Change in other assets	(12.0)	1.2
Change in accounts payable	52.2	100.7
Change in accrued liabilities	1.5	(38.0)
Net cash used by operating activities	$(55.6)	$(26.2)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2013	March 31, 2012
RPNA
Segment income	$23.5	$26.1
Favorable metal price lag	(0.1)	(1.0)
Segment Adjusted EBITDA	$23.4	$25.1

RPEU
Segment income	$38.5	$41.1
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	(0.3)
Favorable metal price lag	(4.8)	(1.7)
Segment Adjusted EBITDA (1)	$33.6	$39.1

RPAP
Segment loss	$(0.3)	$—
Segment Adjusted EBITDA (2)	(0.3)	—

Extrusions
Segment income	$3.0	$6.0
Favorable metal price lag	(0.6)	(0.4)
Segment Adjusted EBITDA	$2.4	$5.6

RSAA
Segment income	$10.4	$16.7
Segment Adjusted EBITDA (2)	10.4	16.7

RSEU
Segment income	$3.3	$6.8
Segment Adjusted EBITDA (2)	3.3	6.8

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income (loss) and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2013	March 31, 2012
RPNA
Segment revenues	$314.3	$325.1
Hedged cost of metal	(197.7)	(205.6)
Favorable metal price lag	(0.1)	(1.0)
Segment commercial margin	$116.5	$118.5

RPEU
Segment revenues	$369.2	$339.1
Hedged cost of metal	(215.3)	(194.8)
Favorable metal price lag	(4.8)	(1.7)
Segment commercial margin	$149.1	$142.6

Extrusions
Segment revenues	$89.0	$95.4
Hedged cost of metal	(49.9)	(53.5)
Favorable metal price lag	(0.6)	(0.4)
Segment commercial margin	$38.5	$41.5

RSAA
Segment revenues	$238.4	$255.5
Hedged cost of metal	(168.6)	(177.3)
Segment commercial margin	$69.8	$78.2

RSEU
Segment revenues	$155.7	$154.4
Hedged cost of metal	(108.8)	(104.3)
Segment commercial margin	$46.9	$50.1